Exhibit 10.10

[GRAPHIC]

September 3, 2003

OFFER LETTER

Pierre Cassigneul

Dear Pierre,

I am pleased to offer you a position with Expression Diagnostics, Inc. (the “Company”) as our President and Chief Executive Officer effective upon your signing of this letter. Your full-time employment with the Company will commence on September 8, 2003. Effective upon commencement of your full-time employment at the Company you will receive a monthly salary of $20,000.00, which will be paid bimonthly in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time.

Upon commencement of your full-time employment, you will receive a housing allowance of (i) $6,000 per month payable following the completion of each of the first six (6) months of your employment, (ii) $4,000 per month payable following the completion of each of the subsequent six (6) months your employment and (iii) $2,000 per month payable following the completion of each month of the second year of your employment. These housing allowance payments will terminate upon the earlier of: (a) the second anniversary of your start date and (b) the termination of your employment with the Company for any reason. Following the commencement of your full-time employment, the Company will reimburse you for up to a maximum of $20,000.00 for documented moving expenses incurred in relocating you and your family from your current home to the San Francisco Bay Area.

You will also be eligible to receive an annual bonus in an amount to be determined in the sole discretion of the Board of Directors of the Company (the “Board”). Following the commencement of your full-time employment, you will receive a $30,000.00 cash advance on bonuses which may be granted to you by the Board in the future, if any. The cash advance amount will be offset against any future bonus payments. If the Company ceases operations or you are terminated without “Cause” during the first eighteen (18) months of your employment, you will be eligible to receive six (6) months of your base salary, to be paid either in a lump sum or in six equal payments, at the Company’s sole discretion. For purposes of this agreement, “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct or (iv) your continued violations of your employment duties after you have received a written demand for performance

750 GATEWAY BOULEVARD, SUITE H, SOUTH SAN FRANCISCO, CA 94080
PHONE (650) 624-0120 • FAX (650) 624-0125

from the Company which sets forth the factual basis for the Company’s belief that you have not substantially performed your duties.

Following the commencement of your full-time employment, you will be appointed to serve as a member of the Board, subject to any required Board and stockholder approvals.

Subject to the approval of the Board, you will be granted an option to purchase 365,500 shares of the Company’s Common Stock. This option shall vest, subject to your continued employment with the Company, as to one fourth (1/4) of the shares on the one year anniversary of your start date, and as to an additional one forty-eighth (l/48th) of the total number of shares subject to the option at the end of each calendar month thereafter. Details of the exercise price and other terms of this option will be provided in your stock option agreement and will be as determined by the Board.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Employment, Confidential Information, and Invention Assignment Agreement, a copy of which is enclosed.

You have told the Company that your signing of this letter, the issuance of the stock option to you, and your commencement of employment with the Company do not violate any agreement you have with your current employer; your signature confirms this representation.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California; provided, however that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Employment, Confidential Information, and Invention Assignment Agreement, and return them to me. A duplicate original is enclosed for your records. This letter, along with the Employment, Confidential Information, and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at Expression Diagnostics, Inc.

Sincerely,

EXPRESSION DIAGNOSTICS, INC.

/s/ David Levison
David Levison President and CEO

ACCEPTED AND AGREED TO this 7 day of September, 2003.

/s/ Pierre G. Cassigneul